Exhibit 99.1

Canterbury Park Holding Corporation Announces Dividend Policy and Declares First Quarterly Cash Dividend

SHAKOPEE, Minn.--(BUSINESS WIRE)--September 15, 2016--Canterbury Park Holding Corporation (the “Company”) (NASDAQ: CPHC) today announced that as part of the Company's commitment to maximize shareholder value, the Board of Directors has approved the initiation of a new dividend policy. Pursuant to its dividend policy, the Company intends to pay regular quarterly cash dividends to its shareholders on a record date and in an amount to be determined quarterly by the Board of Directors. The Company also announced its Board of Directors has declared its first quarterly cash dividend which will be in the amount of $0.05 per share and will be paid on October 14, 2016 to the holders of record on September 30, 2016. At this quarterly rate, the annual dividend is equivalent to $.20 per common share.

Randy Sampson, Canterbury Park’s President and CEO commented: "I’m pleased to announce the initiation of a quarterly dividend that affords us another avenue to share our successes with our shareholders. This new dividend policy has been driven by our strong balance sheet and continuous positive cash flows from our core businesses. Over the last several years we have used a portion our cash from operations to make strategic investments to enhance our Racetrack and Card Casino facilities and to lay the groundwork for development of our land that is not required for our horse racing operations. We believe we have sufficient capital and earnings to continue to make such investments for the foreseeable future and, at the same time, return a portion of our capital to shareholders in the form of cash dividends.”

Mr. Sampson added: “It should also be noted that our new policy builds on our long standing commitment to deliver value to shareholders in the form of dividends, in that, since 2002, we have paid special cash dividends to our shareholders totaling $10.6 million. Therefore, with confidence in our financial strength and long term prospects we will now pay cash dividends quarterly.”

Mr. Sampson concluded: “After the dividend we are announcing today, we expect to pay dividends approximately in the middle of January, April, July and October each year. Future dividends are, however, subject to Board approval and may be adjusted at the discretion of the Board as business circumstances and needs change.”

About Canterbury Park:
Canterbury Park Holding Corporation (the Company) owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2016 live race meet began on May 20th and ends September 17th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

The Company was incorporated as a Minnesota corporation in October 2015. The Company is a successor corporation to another corporation, also named Canterbury Park Holding Corporation, that was incorporated in 1994 (“CPHC”). Effective June 30, 2016 CPHC’s business and operations were reorganized into a holding company structure (the “Reorganization”) pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 that was approved by CPHC’s shareholders on June 28, 2016. Pursuant to the Reorganization: The details of the Reorganization have been the subject of previous public announcements and filings with the Securities and Exchange Commission. For purposes of this press release, when the term “Company” is used with reference to information covering or related to periods up to and including June 30, 2016, such term refers to the operations of CPHC prior to the Reorganization.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

The Board of Directors will evaluate on a regular basis factors such as cash flow, earnings, cash and cash equivalents on the Company’s balance sheet, overall financial position, and other relevant matters in its determination of whether to pay a regular quarterly cash dividend and the amount of such dividend. In the event the Board of directors determines it is not in the best interests of the Company to pay a cash dividend, the Board may decide to postpone, reduce or cancel such regular quarterly cash dividend.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223